Exhibit 10.03
December 10, 2015

Mr. Darin Brown
8736 Corinthian Lane
Indianapolis, IN 46236

Dear Darin:

On behalf of Angie’s List, Inc. (the “Company”), we are very pleased to extend this offer to you for the position of Chief Technology Officer with an effective promotion date of December 14, 2015, which upon your acceptance will become an employment agreement between you and the Company (the “Agreement”):

1.
Employment. In your role as the Company’s Chief Technology Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Chief Executive Officer of the Company. You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Nothing herein, however, shall prohibit you from engaging in civic and charitable activities, provided that such activities do not interfere with the performance of your duties and are not undertaken during business time without prior Board approval. Any service on a for-profit entity must be approved in advance by the Board and will be subject to such conditions as the Board may establish. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, and any changes therein that may be adopted from time to time by the Company. Your principal place of employment shall continue to be at our headquarters in Indianapolis, Indiana, subject to business travel as needed to properly fulfill your employment duties and responsibilities. You have already provided proof of eligibility to work in the United States and completed a satisfactory background check.

2.
Base Salary. Your current, annualized base salary is set at Three Hundred Thirty Five Thousand Dollars and Zero Cents ($335,000.00), less all applicable taxes and withholdings, payable in installments in accordance with the Company’s regular payroll practices.

3.
Annual Performance Bonus (Beginning in Fiscal Year 2016). Following the end of each fiscal year, excluding the 2015 fiscal year, you will be eligible to receive a retention and performance bonus of 60% at target. Any bonus amount you may receive for a given fiscal year (the “Annual Discretionary Bonus”) will be as determined by the Board at its sole discretion and pursuant to its bonus practices and policies as they may exist from time to time. You must be an active employee of the Company on the date any Annual Discretionary Bonus is distributed in order to be eligible for and to earn any such bonus award.

4.
Benefits and Perquisites. During your employment, you shall be entitled to participate in all generally applicable employee retirement, health and welfare and disability benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason, subject to the terms of such Employee Benefit Plan and applicable law.

5.	Vacation and Days Off. You will be entitled to the number of days of paid time off per year that you determine is necessary in your reasonable discretion.

6.
Proprietary Information. You hereby confirm and reaffirm your obligations to the Company as set forth in the Employee Proprietary Information and Inventions Agreement you previously executed for the benefit of the Company. Notwithstanding anything herein to the contrary, any confidentiality, non-disclosure or similar provision in this agreement or the Employee Proprietary Information and Inventions Agreement does not prohibit or restrict you (or your attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this offer letter, your employment agreement or the underlying facts or circumstances related thereto.

7.
Limited Non-Competition. Given your position of trust and confidence, and the access you will have to the highest levels of the Company’s proprietary information, it is very important for the Company to protect in a reasonable and limited manner its legitimate business interests by reasonably restricting your ability to unfairly compete with the Company. Accordingly, these prohibitions against unfair competition are drafted narrowly so as to be able to safeguard the Company’s legitimate business interests while not unreasonably interfering with your ability to obtain subsequent employment. The Company does not intend, and you acknowledge, that this limited non-competition provision is not an attempt to prevent you from obtaining other employment in violation of Indiana Code § 22-5-3-1 or similar law(s).

a.
Because of Company's legitimate business interest as described herein and the good and valuable consideration offered to you described herein, beginning on the first day of your employment with Company and for a period of twelve (12) months thereafter, you agree and covenant not to engage in Prohibited Activity within the local services industry and Daily Deal industry.

b.	For purposes of this non-compete clause:

i.
“Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, in a competitive capacity as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a Competitor of Company. Prohibited Activity also includes activity that may require or inevitably require disclosure of Company’s trade secrets, proprietary information or Confidential Information.

ii.
“Competitor of Company” includes HomeAdvisor, Groupon, Yelp, ReachLocal, LivingSocial, Red Beacon, Houzz, Task Rabbit, FrontPorch, Amazon Home Services, Thumbtack, Pro.com, and any other entity engaged in the same or similar business as the Company, including those engaged in the business of local service provider, Daily Deal, and similar e-commerce offerings.

c.
Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls such corporation.

d.
This Section shall be construed as independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any alleged claim or cause of action by you against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the non-competition provisions of this Agreement.

The parties agree the terms of this Section are reasonable, valid and enforceable. However, in the unlikely event a court of competent jurisdiction determines any of the terms, provisions, or covenants of this Section are unreasonable or overbroad, the court shall limit, modify or rewrite such term, provision or covenant and proceed to enforce those terms as so limited or modified to the fullest extent permissible under the law

8.
Termination of Employment. Your employment hereunder may be terminated by either the Company or you at any time and for any reason or no reason. Upon termination of your employment, you shall be entitled to the compensation and benefits described in this Section 8 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

a.
Termination without Cause or For Good Reason. In the event that (a) your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below and in accordance with the process set forth below), (b) such termination does not occur in the 18-month period following a Change of Control (as defined below), and (c) within sixty (60) days following your termination date you timely execute and do not revoke a separation and release agreement drafted by and satisfactory to the Company (the “Separation Agreement”), the Company will provide you with the following payments (the “Severance Payments”):

i.
Severance pay equal to twelve (12) months of your then current base salary, payable in bi-weekly installments on the Company’s usual payroll dates starting on the Payment Commencement Date (as defined below) and minus all applicable taxes and withholdings; and

ii.
Should you be eligible for and timely elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, the Company shall pay a stipend equal to the cost of the COBRA payment for a period of eighteen (18) months payable in installments on the Company’s usual payroll dates starting on the Payment Commencement Date, subject to all applicable taxation.

The Severance Payments shall commence on the sixtieth (60th) day following your date of termination (the “Payment Commencement Date”); provided, however, that if by the 60th day following your date of termination the Severance Agreement has not become binding, then you shall not be entitled to the Severance Payments and the Severance Payments shall not be paid or commence. All Severance Payments shall be subject to the terms and conditions set forth in Section 13 below and subject to your continued compliance with Paragraphs 6 and 7 above.

For purposes hereof, “Cause” shall mean a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) you were convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or a crime of moral turpitude, (ii) you engaged in theft, embezzlement, bribery, dishonesty, or fraud, (iii) you engaged in or acted with willful misconduct in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries which was injurious to the Company or any of its subsidiaries, (iv) you acted with recklessness in the performance of your duties, (v) you willfully failed to follow the lawful directives of the Board, or (vi) you willfully breached any written agreement or obligation to the Company or any of its subsidiaries.

b.
Termination without Cause or For Good Reason within 18 Months Following a Change of Control. In the event that your employment is terminated by the Company without Cause or by you for Good Reason, in each case within the 18-month period following a Change of Control (as defined below), and provided that within sixty (60) days following your termination date you timely execute and do not revoke the Separation Agreement, the Company will provide you with the following payments and benefits (the “Change of Control Benefits”):

i.
Severance pay equal to twenty four (24) months of your then current base salary, payable in bi-weekly installments on the Company’s usual payroll dates starting on the Payment Commencement Date and minus all applicable taxes and withholdings;

ii.
Should you be eligible for and timely elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, the Company shall pay a stipend equal to the cost of the COBRA payment for a period of eighteen (18) months payable in installments on the Company’s usual payroll dates starting on the Payment Commencement Date, subject to all applicable taxation; and

The Change of Control Benefits shall be paid or commence, as applicable, on the Payment Commencement Date. All Change of Control Benefits shall be subject to the terms and conditions set forth in Section 13 below and subject to your continued compliance with Paragraphs 6 and 7 above.

For purposes hereof, “Change of Control” means, with respect to the Company, any of the following events: (i) the sale of all or substantially all of the business, properties, and assets of the Company to a person or entity that is not controlled by the persons or entities who were shareholders of the Company immediately prior to such sale, (ii) any reorganization, merger, consolidation, sale, or exchange of securities in which the Company does not survive and the surviving entity is not controlled by the persons or entities who were shareholders of the Company immediately prior to such event, or (iii) any acquisition by any person or group (as defined in Section 13d of the Exchange Act) of beneficial ownership of more than 50% of the then outstanding shares of the Company's common stock.

For purposes hereof, the term “Good Reason” shall mean one or more of the following conditions arising without your consent: (i) a material diminution in your base compensation; or (ii) a material diminution in your authority, duties, or responsibilities. To be entitled to terminate your employment for Good Reason, you must (i) provide written notice to the Company of the event or change you consider constitutes “Good Reason” within 30 calendar days following its occurrence, (ii) provide the Company with a period of at least 30 calendar days to cure the event or change, and (iii) if the Good Reason persists following the cure period, actually resign by written resignation letter within 90 calendar days following the event or change.

Notwithstanding anything contained in this Agreement to the contrary, if your employment is terminated within three (3) months prior to a Change in Control and you reasonably demonstrate that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to you shall mean the date immediately prior to the date of your termination of employment.

Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under the Company’s Amended and Restated Omnibus Incentive Plan, any stock option, restricted stock, restricted stock unit, stock appreciation right or other right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this paragraph, to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of the Company and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), then:

(a)    If the aggregate Parachute Value (as defined below) of the Total Payments is 110% or less than the Safe Harbor Amount (as defined below), then the payments payable to you shall be reduced to such an amount so that Total Payments will be capped to the extent necessary so that Total Payments will equal the Safe Harbor Amount and no Excise Tax will be triggered.

(b)    If, however, the aggregate Parachute Value of the Total Payments exceeds 110% of the Safe Harbor Amount, then the payments payable to you shall not be reduced but instead, the full amount of Total Payments shall be paid to you and the Excise Tax will be triggered.

“Safe Harbor Amount” is the maximum aggregate Parachute Value of the Total Payments that may be paid or distributed to you or for your benefit without triggering the Excise Tax because such amount is less than three times your “base amount,” within the meaning of Code Section 280G. The “Parachute Value” of the Total Payments is the aggregate present value as of the date of the Change in Control of that portion of the Total Payments that constitutes “parachute payments,” within the meaning of Code Section 280G. The calculation of the Total Payments, the Safe Harbor Amount, and the Parachute Value, as well as the method in which the reduction in payments under this paragraph will be applied, shall be conducted and determined by a national accounting firm selected by the Company and its determinations shall be binding on the Company and you.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

c.
Termination Due to Death or Disability. In the event that your employment is terminated by the Company due to your death or Disability (as defined below), you or your estate, as applicable, shall be entitled to your unpaid base salary through the date of your termination of employment, payable on the regular payday immediately following such termination date. You will not be entitled to any other compensation or consideration, including any bonus not yet paid, that you may have received had your employment with the Company not ceased.

For purposes hereof, “Disability” shall be defined as your inability to perform the essential functions of your job duties despite reasonable accommodations by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required prior to the commencement of such disability for periods aggregating to 180 days or more, whether or not continuous, within any continuous period of two (2) years.

d.
Termination at Any Time for Cause or Without Good Reason. In the event that your employment is terminated at any time by the Company for Cause or by you without Good Reason, you will be entitled only to your unpaid base salary through the date of your termination of employment, which shall be paid on the regular payday immediately following your termination date. You will not be entitled to any other compensation or consideration, including any bonus not yet paid, that you may have received had your employment with the Company not ceased.

9.
Cooperation. The parties agree that certain matters in which you will be involved during your employment may necessitate your cooperation in the future. Accordingly, following the termination of your employment for any reason, to the extent reasonably requested by the Board, you shall cooperate with the Company in connection with matters arising out of your service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation and, to the extent that you are required to spend substantial time on such matters, the Company shall compensate you at an hourly rate.

10.	Stock Ownership Requirements. As the Company’s Chief Technology Officer, you will be required to comply with the Company's Stock Ownership Requirements applicable to executive officers.

11.
No Conflict. You represent and warrant that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. You further represent and warrant that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

12.
At-Will Employment. This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term and shall in no way alter the Company’s policy of employment at-will under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Board that expressly states the intention to modify the at-will nature of your employment.

Similarly, other than as set forth in Section 8 above, nothing in this Agreement shall be construed as an agreement, either expressed or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Notwithstanding the foregoing, following your termination of employment with the Company, you will be reimbursed for all reimbursable expenses reasonably incurred in the course of your work for the Company and documented in accordance with the Company’s then current expense reimbursement policies and practices. Any such reimbursements shall be subject to Section 14(c) below.

13.	Section 409A.

a.
To the extent possible under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A (as described in Treasury Regulation Section 1.409A-1(b)(4)) to the maximum extent possible, and to the extent they do not so qualify, for the “separation pay plan” exceptions to Section 409A (as described in Treasury Regulation Section 1.409A-1(b)(9)) to the maximum extent possible. A termination of your employment by the Company without Cause or by you for Good Reason is intended to constitute an “involuntary separation from service” and in turn a “substantial risk of forfeiture” under the meaning of Section 409A.

b.
To the extent a payment to you is deferred compensation under Section 409A, any payments provided to you shall begin only upon the date of your “separation from service” (determined as set forth below), which occurs on or after the date of your termination of employment. If, as of the date of your separation from service from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each of the payments shall be made on the dates and terms set forth in this Agreement as applicable. If, as of the date of your separation from service from the Company, you are a “specified employee” (within the meaning of Section 409A), then: each of the payments due pursuant to this Agreement that is deferred compensation under Section 409A and that would, absent this subsection, be paid within the six-month period following your separation from service from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this subsection (b), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-l(h)(3).

c.
All reimbursements and in-kind benefits provided for in this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

d.	With respect to any provision that provides for reimbursement of medical expenses, such provision shall be interpreted in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(A).

e.
Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided pursuant to this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

14.
Clawback. Any and all amounts payable hereunder are subject to the Executive Compensation Recovery Policy established by the Compensation Committee from time to time providing for clawback or recovery of amounts that were paid to you. The Compensation Committee of the Board will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

15.
Restricted Stock Units and/or Other Equity Program. As part of your promotion, you will be awarded a value of $250,000 of Restricted Stock Units effective December 14, 2015. This grant will consist of Restricted Stock Units (“RSUs”) with the number based on the Company’s closing stock price at the grant to equal the total award value, which shall vest 1/4th on each of the first four anniversary dates of the grant date. The grant will be made pursuant to the Company’s Amended and Restated Omnibus Incentive Plan and will be subject to your prompt execution of the award agreement required by the Company. To the extent the Company has or offers any other equity program, then you will participate in such program in the same manner as other similarly situated employees.

16.
Non-Solicitation of Employees. You understand and acknowledge that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. You agree and covenant not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during twenty-four (24) months, to run consecutively, beginning on the last day of your employment with the Company.

17.	Indemnification. You will be indemnified pursuant to the Company’s standard indemnification agreement that you previously executed.

18.
Pre-Litigation Mediation. You and the Company agree that prior to either party filing a lawsuit regarding any claims under this Agreement or any claims by one party against the other related to your employment with or separation of employment from the Company, we will engage in good faith in pre-litigation mediation pursuant to the then-current rules of the Indiana Supreme Court’s Rules of Court for Alternative Dispute Resolution regarding optional early or pre-litigation mediation. You and the Company agree that neither party will initiate a lawsuit until exhausting such pre-litigation mediation efforts. The only exception to this Section is that the Company may seek temporary or preliminary injunctive relief in court regarding your alleged or threatened breach of your obligations described in Section 7, Limited Non-Competition, herein.

19.
Choice of Law and Forum. This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of its place of execution or performance and without regard to conflict of laws principles. You agree that any cause of action regarding this Agreement shall be brought only in a court having jurisdiction over the Company in Indiana. By this section, you hereby expressly agree to personal jurisdiction over you in such State or Federal Court in Indiana and waive any entitlement you might otherwise have to a transfer of venue under State or Federal rules of procedure.

20.
Entire Agreement; Binding on Successors. Unless specifically provided herein, this Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. This Agreement shall not be assignable by you. This Agreement shall be binding upon the successors and assigns of the Company, including any successor in connection with a Change in Control.

21.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and the chair of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

22.
Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

23.
Captions. Captions and headings of the sections and Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or Section.

24.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

By accepting this offer, you represent and warrant that you are able to accept this position and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent and warrant that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this Agreement to me.

Sincerely,

Angie's List

By:
Scott Durchslag
Chief Executive Officer

[SIGNATURE PAGE OF CANDIDATE FOLLOWS]

The foregoing correctly sets forth the terms of my at-will employment with Angie’s List, Inc. and I agree with the foregoing. By my execution below I accept this offer and this Agreement is a binding contract between me and the Company and enforceable against me. I am not relying on any representations other than those set forth above.

Darin E. Brown